Exhibit (a)(5)(xiii)

TriNet Group, Inc. Announces Preliminary Results of its Fixed Price Tender Offer

Dublin, CA (August 29, 2023) – TriNet Group, Inc. (NYSE: TNET) (“TriNet,” the “Company” or “our”) announced today the preliminary results of its fixed price tender offer (the “Tender Offer”) to repurchase for cash up to 5,981,308 shares of its common stock (representing approximately $640 million in value of shares) at a price of $107.00 per share (the “Purchase Price”), less any applicable withholding taxes and without interest, using a combination of cash on hand and the net proceeds of the private offering by the Company of $400 million in aggregate principal amount of its 7.125% senior notes due 2031, which was completed on August 16, 2023. The Tender Offer expired at 12:00 midnight, New York City time, at the end of the day on August 28, 2023 (the “Expiration Date”).

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), a total of 11,508,845 shares (including 4,624,063 shares that were tendered by notice of guaranteed delivery) were properly tendered and not properly withdrawn in the Tender Offer. In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by the Depositary, the Company expects to acquire 5,981,308 shares in the Tender Offer.

On July 30, 2023, the Company entered into a repurchase agreement (the “Repurchase Agreement”) with AGI-T, L.P., a Delaware limited partnership, and A-A SMA, L.P., a Delaware limited partnership (both affiliates of the Company’s largest stockholder, Atairos Group, Inc., and collectively, “Atairos”), which beneficially owned 21,450,259 shares of the Company’s common stock (representing approximately 36% of the Company’s outstanding shares) as of July 27, 2023. Pursuant to the Repurchase Agreement, the Company agreed to purchase for cash at least 3,364,486 shares (representing approximately $360 million in value of shares) from Atairos at the Purchase Price (the “Share Repurchase”). The Company expects to purchase 3,364,486 shares from Atairos pursuant to the Repurchase Agreement, which would result in Atairos beneficially owning approximately 36% of the Company’s outstanding shares immediately following the closing of the Share Repurchase (taking into account the shares purchased in the Tender Offer). Atairos has agreed that it will not, directly or indirectly, purchase or sell shares from the date of the Repurchase Agreement until the 11th business day after the Expiration Date. The Share Repurchase is scheduled to close on the 11th business day following the Expiration Date, or September 13, 2023.

In accordance with the terms and conditions of the Tender Offer and the Share Repurchase, and based on the preliminary count by the Depositary, the Company expects to acquire an aggregate of 9,345,794 shares in the Tender Offer and the Share Repurchase, for an aggregate cost of approximately $1.0 billion, excluding all fees and expenses. The shares to be acquired pursuant to the Tender Offer and the Share Repurchase represent approximately 16% of the Company’s outstanding shares as of August 25, 2023.

The number of shares to be purchased in the Tender Offer and the Share Repurchase is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and assumes that all shares tendered through notice of guaranteed delivery will be delivered within two trading days of the Expiration Date. The final number of shares to be purchased in the Tender Offer and the Share Repurchase will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the shares accepted for purchase under the Tender Offer, and return of shares tendered and not purchased, will occur promptly thereafter.

Based on the preliminary count by the Depositary, following the purchase of shares in the Tender Offer and the Share Repurchase, approximately $446.2 million will remain available under the Company’s existing stock repurchase program. Pursuant to such program, the Company may, in the future, decide to purchase additional shares in open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and/or in private transactions, in each case subject to applicable law. Any such repurchases may be on the same terms as, or on terms that are more or less favorable to the selling stockholders in those transactions, than the terms of the Tender Offer. Whether the Company makes additional repurchases will depend on many factors, including its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares in the Tender Offer. The Tender Offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended or supplemented, and distributed to its stockholders. Stockholders who have questions or would like additional information about the Tender Offer may contact D.F. King & Co., Inc., the information agent for the Tender Offer, toll free at (800) 431-9643, or Morgan Stanley & Co. LLC toll free at (855) 483-0952, BofA Securities, Inc. toll free at (888) 803-9655 or Truist Securities, Inc. toll free at (855) 382-6151, the dealer managers for the Tender Offer.

About TriNet

TriNet (NYSE: TNET) provides small and medium-size businesses (“SMBs”) with full-service industry-specific HR solutions, providing both professional employer organization and human resources information system services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most – growing their business and enabling their people.

Forward-Looking Statements

This press release contains statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements, including statements concerning such things as TriNet’s ability to complete the Tender Offer and the expected final number of shares to be purchased pursuant to the Tender Offer and the Share Repurchase. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “hope,” “impact,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past results, performance or achievements. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Further information on risks that could affect our results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet’s Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Media Contact:	Investor Relations Contact:
Renee Brotherton / Josh Gross	Alex Bauer
renee.brotherton@trinet.com	investorrelations@trinet.com
josh.gross@trinet.com	(510) 875-7201
(408) 646-5103 / (347) 432-8300